Exhibit 99.1

NEWS RELEASE

Investors:	John S. Penshorn Senior Vice President 952-936-7214	G. Mike Mikan Chief Financial Officer 952-936-7374

Media:	Don Nathan Senior Vice President 952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Revenues of Nearly $19 Billion

•	Operating Margin Expanded 140 Basis Points Year-Over-Year to 10.7%

•	Operating Cash Flows of $1.7 Billion

•	Net Earnings of $0.87 Per Share, Up 24%

MINNEAPOLIS (July 19, 2007) – UnitedHealth Group (NYSE: UNH) achieved strong results in the second quarter of 2007, including favorable operating margins and continued robust cash flows and earnings.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Our uniquely diversified business model enables us to deliver strong and sustainable performance, as reflected in the positive results in earnings and cash flows from operations this quarter. Importantly, we continue to advance distinctive capabilities in such areas as care facilitation, financial services, network development and relationships, and in our ability to help people become more effective health care consumers and achieve better health outcomes. We expect to continue to leverage these capabilities into sustained growth and performance in 2008 and beyond.”

Quarterly Financial Performance
	Three Months Ended
		March 31, 2007
	June 30,		Excluding	June 30,
	2007[1]	GAAP	409A Charges[2]	2006
Revenues	$18.93 billion	$19.05 billion	$19.05 billion	$17.86 billion
Earnings From Operations	$2.03 billion	$1.58 billion	$1.76 billion	$1.67 billion
Operating Margin	10.7%	8.3%	9.2%	9.3%

UnitedHealth Group Highlights

•	Consolidated second quarter revenues approached $19 billion, increasing $1.1 billion or 6 percent year-over-year.

•

Second quarter consolidated revenues include $25 million in net capital gains, compared to $6 million in net capital losses in the second quarter of 2006 and $1 million in net capital losses in the first quarter of 2007.

•	Consolidated earnings from operations in the second quarter were $2.0 billion, up $358 million or 21 percent year-over-year.

•

The consolidated operating margin of 10.7 percent expanded due to margin gains in the Health Care Services business segment. Consolidated operating margin increased 140 basis points year-over-year and 150 basis points sequentially, excluding 409A charges[2].

•	Second quarter consolidated net earnings of $1.197 billion grew $216 million or 22 percent year-over-year.

•	Second quarter consolidated net earnings per share were $0.87, an increase of $0.17 or 24 percent from $0.70 per share in the second quarter of 2006.

1	Revenues are not comparable on a sequential quarter basis due to the timing of Medicare prescription drug plan revenue recognition under GAAP.
2	Excluding 409A charges for the quarter ended March 31, 2007 is a non-GAAP measure that removes certain costs related to stock option matters. Management believes that removing these costs improves the comparability of the Company’s results between periods. A table quantifying results with and without these charges is included in the Earnings Release Schedules and Supplementary Information.

UnitedHealth Group highlights – Continued

•

The consolidated medical care ratio of 80.5 percent improved 110 basis points year-over-year and 220 basis points sequentially. Both the year-over-year and sequential improvements in this ratio reflect continued strong performance across Ovations seniors businesses, partially offset by increases in the UnitedHealthcare medical care ratio.

•

During the second quarter of 2007, the Company realized favorable development of $100 million in its estimates of medical costs incurred in 2006. The Company realized an additional $10 million of favorable development in its estimates of medical costs incurred in the first quarter of 2007. These compare to $150 million of favorable development in the second quarter of 2006, all of which related to the previous year.

•

Second quarter operating costs were 13.8 percent of revenue, a decrease of 10 basis points from 13.9 percent in the second quarter of 2006 and an increase of 70 basis points from the first quarter of 2007, excluding 409A charges. The largest single factor impacting the sequential percentage increase was the effect of the timing of Medicare prescription drug plan revenue recognition under GAAP on this calculation.

•	The second quarter income tax rate of 36.7 percent was consistent with 36.8 percent in both the second quarter of 2006 and the first quarter of 2007.

•

Medical costs payable, excluding the AARP division of Ovations, increased by $216 million year-over-year to $7.3 billion at June 30, 2007. Medical costs days payable was 52 days for the quarter, consistent with recent results.

•

Fully diluted weighted average common shares outstanding decreased sequentially by 22 million shares in the second quarter to 1.377 billion. The Company repurchased nearly 28 million shares during the second quarter of 2007, bringing year-to-date repurchase expenditures to $2.4 billion or 44 million shares and representing 3.3 percent of its common shares outstanding at December 31, 2006. The Company continues to target full year 2007 share repurchase of $4.5 billion or more.

•	Second quarter return on equity was 23 percent.

Outlook

Based on strong second quarter results, UnitedHealth Group is broadening the range of projected outcomes in its outlook for 2007 earnings and increasing the upper end by 2 cents per share. UnitedHealth Group now projects 2007 earnings per share in the range of $3.43 to $3.48, excluding $0.08 in 409A charges related to historic stock option matters, with revenues projected to approximate $76 billion. Third quarter earnings are anticipated in the range of $0.91 to $0.93 per share. Including the first quarter 409A charges, the Company anticipates full year earnings will be in the range of $3.35 to $3.40 per share.

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of mid-sized and small employers and for consumers. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. Ovations delivers health care services to Americans over the age of 50.

Quarterly Financial Performance
Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
Revenues	$16.98 billion	$17.09 billion	$16.06 billion
Earnings From Operations	$1.57 billion	$1.30 billion	$1.23 billion
Operating Margin	9.2%	7.6%	7.6%

Key Developments for Health Care Services

•

Revenues for Health Care Services grew $920 million or 6 percent year-over-year and decreased $113 million or 1 percent sequentially to $17 billion in the second quarter of 2007. The sequential decrease in revenue related exclusively to the timing of Part D Medicare prescription drug plan revenue recognition under GAAP. Total Part D consumer participation increased by 25,000 people in the quarter.

•

Second quarter Health Care Services earnings from operations of $1.6 billion increased $340 million or 28 percent year-over-year, led by a strong advance in operating earnings in the Ovations business. A number of factors contributed to this advance, including a balanced approach to benefit designs in Medicare Advantage and Part D prescription drug plans, resolution of certain matters pertaining to Medicare population risk status and eligibility, enhanced care facilitation and resultant favorable medical cost trends across Ovations risk-based businesses, and the continued disciplined management of marketing, distribution and operating costs.

•	Health Care Services’ operating margin improved 160 basis points year-over-year and sequentially to 9.2 percent in the second quarter of 2007.

Key Developments for Health Care Services – Continued

•	Ovations reported revenues of $6.9 billion in the second quarter, up $533 million or 8 percent year-over-year and down $312 million or 4 percent from the first quarter of 2007.

•	Senior membership in Ovations SecureHorizons Medicare Advantage offerings increased by 10,000 people in the second quarter, and stood at 1.3 million people at June 30, 2007.

•	AmeriChoice second quarter revenues of $1.1 billion increased $230 million or 26 percent year-over-year and $150 million or 15 percent from the first quarter of 2007.

•

AmeriChoice membership grew by 205,000 people in the second quarter of 2007, and expanded by 290,000 members year-over-year, including the successful launch of services to approximately 175,000 new members in central Tennessee in April 2007.

•	Second quarter revenues of $8.9 billion for UnitedHealthcare increased $157 million or 2 percent year-over-year and were up $49 million sequentially.

•

The number of people served by UnitedHealthcare decreased by 10,000 people in the second quarter of 2007, as fee-based growth of 25,000 people was offset by a reduction in risk-based membership of 35,000 people.

•	UnitedHealthcare’s second quarter 2007 medical care ratio of 81.8 percent compares to a ratio of 81.2 percent in the first quarter of 2007.

•

With a medical care ratio of 81.5 percent for the first six months of 2007, UnitedHealthcare has increased its outlook for the 2007 full year medical care ratio to a range of 81.5 percent to 82 percent. UnitedHealthcare does not believe this increase reflects a change in underlying year-to-date cost trends and affirms its estimated medical cost trend for 2007 in the range of 7 1/2 percent plus or minus 50 basis points.

•	Factors affecting the projected increase in the medical care ratio for the commercial risk business include:

-

The UnitedHealthcare business had very modest positive prior year development in the second quarter of 2007, but reserve development remains negative on a year-to-date basis this year. In contrast, prior year reserve development was strongly positive in full year 2006.

-

Projected annual net premium yields are expected to come in at slightly lower levels than anticipated for the year, reflecting comparatively higher levels of new business, higher benefit buydowns and continuing pressure on renewal business yields.

-	A greater proportion of business is in comparatively larger group sizes, which typically have relatively higher medical care ratios and lower administrative costs than smaller groups.

Business Description – Uniprise

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly Financial Performance
Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
Revenues	$1.41 billion	$1.44 billion	$1.35 billion
Earnings From Operations	$201 million	$215 million	$221 million
Operating Margin	14.3%	14.9%	16.4%

Key Developments for Uniprise

•

Second quarter Uniprise revenues of $1.4 billion increased $59 million or 4 percent year-over-year and decreased $31 million from the first quarter of 2007. The sequential quarter decrease in revenues was principally due to favorable medical cost management performance on behalf of a large customer that purchases benefits under a premium-based, retrospectively-rated coverage arrangement. This reconciliation had no effect on operating earnings.

•

Uniprise and UnitedHealthcare continue to grow their market leadership position in consumer-directed account-based benefit products. These businesses served a total of more than 2.2 million people through these offerings as of June 30, 2007, representing growth of 445,000 consumers or 25 percent year-over-year and 355,000 consumers or 19 percent since December 31, 2006.

•

Uniprise has been awarded the pharmacy benefit management business serving the more than 1 million participants in the state of New York employee health plan, beginning January 1, 2008. The award will be finalized upon the State Comptroller’s approval of a negotiated contract.

•

At the end of the second quarter Uniprise served 11.1 million people in the large, multi-state employer market segment, with a net increase of 200,000 people since December 31, 2006. The net 45,000 person reduction in people served during the second quarter of 2007 reflected the ongoing trend of employment attrition experienced by continuing customers.

•

Uniprise operating earnings of $201 million decreased $20 million or 9 percent year-over-year and decreased $14 million or 7 percent from the first quarter of 2007. In the second quarter Uniprise increased its level of technology development expenses, accelerated investments in a new, differentiated consumer service model, and funded a range of service enhancements, including on the PacifiCare operating platform.

Business Description – Specialized Care Services

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to make health care work better by connecting people to proven solutions for health and well-being.

Quarterly Financial Performance
Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
Revenues	$1.16 billion	$1.11 billion	$0.99 billion
Earnings From Operations	$213 million	$205 million	$189 million
Operating Margin	18.3%	18.4%	19.1%

Key Developments for Specialized Care Services

•

Second quarter revenues rose to $1.16 billion, up $172 million or 17 percent year-over-year and $50 million or 4 percent from the first quarter of 2007. Specialized Care Services provided services to approximately 58 million unique consumers as of June 30, 2007.

•

Specialized Care Services together with AmeriChoice launched a large-scale behavioral health services offering in April 2007, reaching approximately 175,000 people in central Tennessee on behalf of TennCare, the managed Medicaid program for the state of Tennessee.

•	In the second quarter, earnings from operations of $213 million increased $24 million or 13 percent year-over-year and $8 million or 4 percent sequentially.

•

The Specialized Care Services business generated an operating margin of 18.3 percent in the second quarter of 2007, a decrease of 80 basis points year-over-year and essentially flat sequentially. The year-over-year margin decline reflects strong growth from public sector clients that are contributing relatively larger per client revenues at comparatively lower overall margins.

Business Description – Ingenix

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance
Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
Revenues	$286 million	$263 million	$216 million
Earnings From Operations	$44 million	$38 million	$30 million
Operating Margin	15.4%	14.4%	13.9%

Key Developments for Ingenix

•	Ingenix revenues increased $70 million, or 32 percent year-over-year and $23 million, or 9 percent sequentially, to $286 million in the second quarter of 2007.

•

The Ingenix contract revenue backlog reached a record $1.45 billion at June 30, 2007, increasing 31 percent year-over-year. Pharmaceutical services had a particularly strong sales quarter, with the pharmaceutical services portion of total contract backlog increasing 36 percent year-over-year.

•

Ingenix second quarter operating earnings increased $14 million or 47 percent year-over-year to $44 million, and $6 million or 16 percent from first quarter 2007. The operating margin of 15.4 percent expanded 150 basis points year-over-year and 100 basis points sequentially.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause UnitedHealth Group’s actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historic stock option practices, the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the SEC, and review by the IRS, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, shareholder demands and purported securities and Employee Retirement Income Security Act (ERISA) class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquisitions that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #3054384. This earnings release and the Form 8-K dated July 19, 2007, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended June 30, 2007

- Consolidated Statements of Operations

- Condensed Consolidated Balance Sheets

- Condensed Consolidated Statements of Cash Flows

- Segment Financial Information

- Customer Profile Summary

- Non-GAAP Financial Measures:

- Operating Results Excluding IRS Section 409A Charges

- Adjusted Cash Flows from Operating Activities

- Consolidated Reporting Excluding AARP

- 2007 Forecasted Operating Results

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007 (a)	2006
REVENUES
Premiums	$17,295	$16,439	$34,759	$32,618
Services	1,136	1,065	2,252	2,103
Products	202	165	399	330
Investment and Other Income	293	194	563	393

Total Revenues	18,926	17,863	37,973	35,444

OPERATING COSTS
Medical Costs	13,919	13,410	28,359	26,693
Operating Costs	2,605	2,475	5,269	5,006
Cost of Products Sold	181	143	351	280
Depreciation and Amortization	196	168	387	325

Total Operating Costs	16,901	16,196	34,366	32,304

EARNINGS FROM OPERATIONS	2,025	1,667	3,607	3,140

Interest Expense	(133)	(116)	(249)	(198)

EARNINGS BEFORE INCOME TAXES	1,892	1,551	3,358	2,942

Provision for Income Taxes	(695)	(570)	(1,234)	(1,070)

NET EARNINGS	$1,197	$981	$2,124	$1,872

BASIC NET EARNINGS PER COMMON SHARE	$0.90	$0.73	$1.59	$1.39

DILUTED NET EARNINGS PER COMMON SHARE	$0.87	$0.70	$1.53	$1.33

Diluted Weighted-Average Common Shares Outstanding	1,377	1,395	1,389	1,407

(a)	Includes $87 million of Operating Costs ($55 million after-tax or $.04 per share) for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs ($57 million after-tax or $.04 per share) for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Cash and Short-Term Investments	$13,898	$10,940
Accounts Receivable, net	1,340	1,323
Other Current Assets	4,534	3,781

Total Current Assets	19,772	16,044

Long-Term Investments	10,557	9,642
Other Long-Term Assets	22,644	22,634

Total Assets	$52,973	$48,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,427	$8,076
Commercial Paper and Current Maturities of Long-Term Debt	1,465	1,483
Other Current Liabilities	11,921	8,938

Total Current Liabilities	21,813	18,497

Long-Term Debt, less current maturities	6,964	5,973
Future Policy Benefits for Life and Annuity Contracts	1,830	1,850
Deferred Income Taxes and Other Liabilities	1,332	1,190
Shareholders’ Equity	21,034	20,810

Total Liabilities and Shareholders’ Equity	$52,973	$48,320

The table below summarizes certain non-GAAP balance sheet data excluding AARP related amounts:

	June 30, 2007	December 31, 2006
Accounts Receivable, net	$884	$906
Other Current Assets	$2,565	$1,857
Other Current Liabilities	$10,586	$7,601
Medical Costs Payable	$7,337	$7,072
Days Medical Costs in Medical Costs Payable	52	53

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Operating Activities
Net Earnings	$2,124	$1,872
Noncash Items:
Depreciation and amortization	387	325
Deferred income taxes and other	(264)	(293)
Stock-based compensation	350	184
Net changes in operating assets and liabilities	1,694	2,524

Cash Flows From Operating Activities (a)	4,291	4,612

Investing Activities
Cash paid for acquisitions, net of cash assumed	(143)	(647)
Purchases of property, equipment and capitalized software, net	(463)	(329)
Net sales and maturities/(purchases) of investments	(1,269)	(147)

Cash Flows Used For Investing Activities	(1,875)	(1,123)

Financing Activities
Common stock repurchases	(2,380)	(2,345)
Net change in commercial paper and debt	975	583
Stock-based compensation excess tax benefit	196	190
Customer funds administered	1,190	1,983
Other, net	315	151

Cash Flows From Financing Activities	296	562

Increase in cash and cash equivalents	2,712	4,051
Cash and cash equivalents, beginning of period	10,320	5,421

Cash and cash equivalents, end of period	$13,032	$9,472

(a)	See Cash Flows From Operating Activities as adjusted for the timing of CMS premium payments on page 8 of these financial schedules.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007		2006
UnitedHealthcare	$8,949	$8,792	$17,849		$17,489
Ovations	6,902	6,369	14,116		12,577
AmeriChoice	1,128	898	2,106		1,788

Health Care Services	16,979	16,059	34,071		31,854
Uniprise	1,408	1,349	2,847		2,683
Specialized Care Services	1,163	991	2,276		1,972
Ingenix	286	216	549		424
Eliminations	(910)	(752)	(1,770)		(1,489)

Total Consolidated	$18,926	$17,863	$37,973		$35,444

EARNINGS FROM OPERATIONS
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007		2006
Health Care Services	$1,567	$1,227	$2,867		$2,284
Uniprise	201	221	416		430
Specialized Care Services	213	189	418		366
Ingenix	44	30	82		60
Corporate	—	—	(176	)(a)	—

Total Consolidated	$2,025	$1,667	$3,607		$3,140

(a)	Includes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	June 2007	March 2007	December 2006	June 2006	December 2005
Commercial Businesses
Risk-based	14,930	14,830	14,490	14,310	14,410
Fee-based	18,860	18,915	18,870	18,575	17,380
Federal, State, and Municipal Governments	14,770	14,435	14,275	14,085	9,110

Individual Consumers	1,090	1,075	1,115	1,180	1,685

Institutional	21,445	21,715	21,930	21,935	23,360

Grand Total	71,095	70,970	70,680	70,085	65,945

Total Medicare Part D (included above)	5,890	5,865	5,740	5,670	—

Consumer-Directed Health Plans (included above)	2,245	2,180	1,890	1,800	1,175

Supplemental Segment Profile - Health Care Services and Uniprise	June 2007	March 2007	December 2006	June 2006	December 2005
Health Care Services:
Risk-based commercial	9,765	9,800	10,040	9,945	10,105
Fee-based commercial	4,800	4,775	4,735	4,640	3,990
Medicare Advantage	1,320	1,310	1,410	1,395	1,150
Medicaid	1,650	1,445	1,425	1,360	1,250

Total Health Care Services	17,535	17,330	17,610	17,340	16,495

Uniprise	11,125	11,170	10,925	11,035	10,495

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding IRS Section 409A Charges (a)

(in millions)

(unaudited)

	Three Months Ended March 31, 2007			Six Months Ended June 30, 2007
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)
REVENUES
Premiums	$17,464	$—	$17,464	$34,759	$—	$34,759
Services	1,116	—	1,116	2,252	—	2,252
Products	197	—	197	399	—	399
Investment and Other Income	270	—	270	563	—	563

Total Revenues	19,047	—	19,047	37,973	—	37,973

OPERATING COSTS
Medical Costs	14,440	—	14,440	28,359	—	28,359
Operating Costs	2,664	(176)	2,488	5,269	(176)	5,093
Cost of Products Sold	170	—	170	351	—	351
Depreciation and Amortization	191	—	191	387	—	387

Total Operating Costs	17,465	(176)	17,289	34,366	(176)	34,190

EARNINGS FROM OPERATIONS	1,582	176	1,758	3,607	176	3,783
Interest Expense	(116)	—	(116)	(249)	—	(249)

EARNINGS BEFORE INCOME TAXES	1,466	176	1,642	3,358	176	3,534
Provision for Income Taxes	(539)	(64)	(603)	(1,234)	(64)	(1,298)

NET EARNINGS	$927	$112	$1,039	$2,124	$112	$2,236

DILUTED NET EARNINGS PER COMMON SHARE	$0.66	$0.08	$0.74	$1.53	$0.08	$1.61

Diluted Weighted-Average Common Shares Outstanding	1,399	—	1,399	1,389	—	1,389

Medical Care Ratio	82.7%		82.7%	81.6%		81.6%
Operating Cost Ratio	14.0%		13.1%	13.9%		13.4%
Operating Margin	8.3%		9.2%	9.5%		10.0%

(a)	Excludes charges recorded in the first quarter of 2007 related to IRS Section 409A stock option matters. This is a non-GAAP measure that management believes improves the comparability of the Company’s results between periods.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Adjusted Cash Flows from Operating Activities (a)

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
GAAP Cash Flows From Operating Activities	$1,703	$1,722	$4,291	$4,612

July CMS Premium Payment Received in June	(1,569)	(1,511)	(1,569)	(1,511)

April CMS Premium Payment Received in March	1,514	1,336	—	—

Adjusted Cash Flows From Operating Activities (a)	$1,648	$1,547	$2,722	$3,101

(a)	Adjusted Cash Flows From Operating Activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premium on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon which payments are received by the Company from CMS during a particular period. Adjusted Cash Flows From Operating Activities presents operating cash flows assuming that each monthly CMS premium payment was received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Consolidated Reporting Excluding AARP (a)

(in millions)

(unaudited)

	June 30, 2007			December 31, 2006			June 30, 2006
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,340	$456	$884	$1,323	$417	$906	$1,350	$421	$929
Medical Costs Payable	$8,427	$1,090	$7,337	$8,076	$1,004	$7,072	$8,171	$1,050	$7,121
Medical Costs	$13,919	$1,174	$12,745	$13,246	$1,082	$12,164	$13,410	$1,108	$12,302
Medical Days Payable	55	85	52	56	85	53	55	86	53
Days Sales Outstanding	7	31	5	7	31	5	7	31	5

(a)	Certain account balances and financial measures have been presented in this earnings release excluding our AARP business. Management believes these disclosures are meaningful since underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF) and the effects of changes in balance sheet amounts associated with the AARP program accrue to the overall benefit of the AARP policyholders through the RSF balance. Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

2007 Forecasted Operating Results

(in millions, except per share data)

(unaudited)

Year Ended December 31, 2007
GAAP Diluted Net Earnings per Common Share	$3.35 to $3.40
IRS Section 409A Impact per Common Share	$0.08

Diluted Net Earnings per Common Share
Excluding IRS Section 409A Charges	$3.43 to $3.48

Year Ended December 31, 2007
GAAP Operating Cost Ratio	13.4% to 14.0%
IRS Section 409A Impact	0.2%

Operating Cost Ratio
Excluding IRS Section 409A Charges	13.2% to 13.8%